AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 1997
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                -----------------

                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                    [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement           [ ] Confidential,  for Use of the
                                               Commission Only (as permitted by
[X]  Definitive Proxy Statement                Rule 14a-6(e)(2))

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12

                               PRIME SERVICE, INC.
                (Name of Registrant as Specified in Its Charter)

                                  Inapplicable
     (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


1.  Title of each class of securities to which transaction applies: Inapplicable

2.  Aggregate number of securities to which transaction applies:

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4.  Proposed maximum aggregate value of transaction:

5.  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid:
    Form, Schedule or Registration Statement No.:
    Filing Party:
    Date Filed:
================================================================================

[PRIME SERVICE, INC. LOGO]

                               PRIME SERVICE, INC.
                         16225 Park Ten Place, Suite 200
                              Houston, Texas 77084

April 18, 1997

Dear Fellow Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders to be held on Friday, May 16, 1997, at 10:00 a.m., at the Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas 77079.

        At the meeting you will be asked to consider and vote upon (1) the election of six directors, (2) the approval of appointment of the Company's independent auditors, and (3) such other business as may properly come before the meeting or any adjournment thereof.

        Representation of your shares at the meeting is very important. We urge each shareholder, whether or not you now plan to attend the meeting, to promptly date, sign and return the enclosed proxy in the envelope furnished for this purpose. If you do attend the meeting, you may, if you wish, revoke your proxy and vote in person. If you are planning on attending the Annual Meeting, please check the box on the reverse side of the enclosed Proxy Card where indicated.

        It is always a pleasure to meet with our shareholders, and I personally look forward to seeing as many of you as possible at the Annual Meeting.

                                             Sincerely,

                                             /s/ THOMAS E. BENNETT
                                             Thomas E. Bennett
                                             Chairman of the Board, President
                                             and Chief Executive Officer

[PRIME SERVICE, INC. LOGO]

                               PRIME SERVICE, INC.
                         16225 Park Ten Place, Suite 200
                              Houston, Texas 77084

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD FRIDAY, MAY 16, 1997

To the Shareholders of Prime Service, Inc.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Prime Service, Inc., a Delaware corporation, will be held at the Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas 77079, on Friday, May 16, 1997, at 10:00 a.m. local time, for the following purposes:

         (1) to elect six members to the Board of Directors to serve until the 1998 Annual Meeting of Shareholders;

         (2) to ratify the appointment of Coopers & Lybrand, L.L.P. as independent auditors for the Company for the fiscal year ending December 31, 1997; and

         (3) to transact such other business as may properly come before the meeting or any adjournments thereof.

          The Board of Directors has fixed the close of business on April 4, 1997, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. A list of all shareholders entitled to vote is on file at the principal offices of the Company, 16225 Park Ten Place, Suite 200, Houston, Texas 77084, and will be available for inspection by any shareholder during the meeting.

          SO THAT WE MAY BE SURE YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. For your convenience, a postpaid return envelope is enclosed for your use in returning your proxy. If you attend the meeting, you may revoke your proxy and vote in person.

                                             By Order of the Board of Directors,

                                             /s/ KEVIN L. LOUGHLIN
                                             Kevin L. Loughlin
                                             Director of Finance, Treasurer
                                             and Secretary

April 18, 1997

                           [PRIME SERVICE, INC. LOGO]

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 16, 1997



SOLICITATION AND REVOCABILITY OF PROXIES

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Prime Service, Inc. ("Prime" or the "Company") to be used at the Annual Meeting of Shareholders to be held at the Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas 77079, on Friday, May 16, 1997, at 10:00 a.m. local time, and at any and all adjournments thereof. This Proxy Statement and the enclosed proxy are being mailed to the shareholders on or about April 18, 1997.

          Unless otherwise indicated thereon, proxies in the accompanying form which are properly executed and duly returned to the Company and which are not revoked will be voted:

         (1) for each of the six nominees for director to serve as directors until the 1998 Annual Meeting of Shareholders, and

         (2) for ratification of the appointment of Coopers & Lybrand, L.L.P. as independent auditors for the Company for the year ending December 31, 1997.

          Shares represented by proxies marked as abstentions on any matter will not be voted on that matter, although they will be counted for quorum purposes; brokers' shares held in "street name" and not voted on behalf of shareholders will not be counted in tabulating votes. Votes at the Annual Meeting will be tabulated by an Inspector of Election selected by the Company.

          The Board of Directors is not presently aware of other proposals which may be brought before the Annual Meeting. In the event other proposals are brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with what they consider to be the best interests of the Company and its shareholders.

          The cost of soliciting proxies will be borne by the Company. In addition to the Company's solicitation by mail, proxies may be solicited personally or by telephone by the management of the Company. The Company may request brokerage houses or other custodians, nominees and fiduciaries to forward proxies and proxy material to the beneficial owners of the shares held of record by such persons and will reimburse them for their reasonable forwarding expenses.

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation, by executing and delivering a later-dated proxy, or by appearing and voting in person at the meeting.

VOTING SECURITIES AND RECORD DATE

          The Board of Directors of the Company has fixed the close of business on April 4, 1997, as the Record Date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

          The issued and outstanding voting securities of the Company as of the Record Date consist of 27,991,714 shares of common stock, $0.01 par value per share ("Common Stock"), each of which is entitled to one vote. Shares of Common Stock are not entitled to cumulative voting rights in the election of Directors. The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the Record Date will be necessary to constitute a quorum at the Annual Meeting.

          Assuming the presence of a quorum of the Common Stock, the affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the meeting is required for the election of Directors, and the affirmative vote of the holders of a majority of such shares of Common Stock represented at the meeting is required for ratification of the appointment of Coopers & Lybrand, L.L.P. as independent auditors for the fiscal year ending December 31, 1997.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

          The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 1998 Annual Meeting of Shareholders and until their successors have been duly elected and qualified: Mr. Thomas E. Bennett, Mr. Jon P. Hedley, Mr. Robert M. Howe, Mr. Christopher J. O'Brien, Mr. Charles J. Philippin, and Mr. Christopher J. Stadler. Each nominee has consented to serve if elected. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of each nominee for director. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

          The following sets forth information concerning the six nominees for election as directors at the Annual Meeting, including information as to such nominee's age as of December 31, 1996, position with the Company and business experience during the past five years:

          THOMAS E. BENNETT, age 51, joined the Company in 1975 as Equipment Manager. He became a Rental Equipment Yard Manager in 1978 of the Company's largest distribution location, and was named Regional Manager in 1979. In 1987, Mr. Bennett was promoted to Vice President of the Southwest Division. In 1988, he was selected as the Vice President of Operations of the Company and was named President, Chief Executive Officer and a director in 1990. Mr. Bennett was elected as Chairman of the Board in 1997. Prior to joining the Company, Mr. Bennett worked for Tool Crib, Inc. for 11 years.

         JON P. HEDLEY, age 35, became a director of Prime in September 1996. He has been an executive of Investcorp, S.A. ("Investcorp"), its predecessor or one of more of its wholly-owned subsidiaries since April 1990. Mr. Hedley is a director of Saks Holdings, Inc., Simmons Company and CSK Auto, Inc.

         ROBERT M. HOWE, age 59, became a director of the Company on October 29, 1996. For the last five years prior to his retirement this year, Mr. Howe served as President, Chief Operating Officer and a director of MAPCO, Inc., a diversified energy company. Mr. Howe is a director of Carbide Graphite Group, Inc.

         CHRISTOPHER J. O'BRIEN, age 38, became director of Prime in December 1994. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since November 1993. Mr. O'Brien is a director of Simmons Company and CSK Auto, Inc.

          CHARLES J. PHILIPPIN, age 45, became a director of Prime in December 1994. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since October 1994. Prior to joining Investcorp, Mr. Philippin was a partner with Coopers & Lybrand L.L.P. Mr. Philippin is a director of Saks Holdings, Inc., Simmons Company and CSK Auto, Inc.

         CHRISTOPHER J. STADLER, age 32, became a director of Prime in September 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since April 1, 1996. Prior to joining Investcorp, Mr. Stadler was a Director with CS First Boston Corporation. Mr. Stadler is a director of CSK Auto, Inc.

COMPENSATION OF DIRECTORS

          The Company pays no additional remuneration to its employees or to executives of Investcorp for serving as directors. Other directors will receive an annual retainer of $25,000 in cash and incentive compensation, including but not limited to restricted stock, $1,500 for each regular or special meeting and reimbursement of out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committees of the Board on which they serve.

ACTIVITIES OF THE BOARD

          The Board of Directors held two meetings during 1996. Each Director attended at least 75% of the meetings of the Board and of any committee of which he was a member.

          The Board of Directors has two standing committees, Audit and Compensation. The Board of Directors does not have a nominating committee.

          Robert M. Howe is currently the sole member of the Audit Committee. The Audit Committee was formed in December 1996, and did not meet in 1996. Functions of the Audit Committee include recommending to the Board of Directors the independent auditors, approving the estimated fees for such services, reviewing the audit reports and making such recommendations to the Board of Directors concerning the audit reports as may be appropriate, meeting with the independent auditors, financial officers of the Company and other members of management to review the results of audits, and evaluating the adequacy of the internal control system of the Company.

         Members of the Compensation Committee are Jon P. Hedley, Christopher J. O'Brien, Charles J. Philippin, and Christopher J. Stadler. The Compensation Committee was formed in 1997. Prior to such time, the Board of Directors undertook the duties of the Compensation Committee. Functions of the Compensation Committee include establishing and reviewing compensation for the officers of the Company and reviewing all employee benefit programs, including the recommendation of changes in the benefits.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

          The following table sets forth the name, age and position of each of the executive officers and certain key employees of the Company. Officers of the Company are elected by the Board of Directors of the Company and serve at the discretion of the Board of Directors.

NAME                      AGE                     POSITIONS

Thomas E. Bennett          51        Chairman of the Board, President and Chief
                                     Executive Officer
Brian Fontana              39        Executive Vice President and Chief
                                     Financial Officer
Kevin L. Loughlin          47        Director of Finance, Treasurer and
                                     Secretary
Peter A. Post              53        Vice President of Operations
James O. York              53        Vice President of Sales and Marketing
Stanton P. Eigenbrodt      31        Corporate General Counsel and Assistant
                                     Secretary
John D. Latimer            51        Controller, Assistant Treasurer and
                                     Assistant Secretary
Gerald E. Lane             57        Director of Central Division
Michael Gordon             45        Director of Eastern Division
Rick L. McCurry            50        Director of Western Division

          Mr. Bennett's biography is set forth above.

          Brian Fontana joined Prime on April 1, 1996 as Executive Vice President and Chief Financial Officer. Mr. Fontana was employed previously with National Convenience Stores, Incorporated (NCS), a company traded on the New York Stock Exchange until it was acquired by Diamond Shamrock in 1995. Mr. Fontana joined NCS in 1990 as Assistant Treasurer and was appointed to Treasurer in February 1992. In August 1993, he was promoted to Vice President and Treasurer of NCS, a position he held until December 1993, when Mr. Fontana was named Vice President and Chief Financial Officer of NCS.

          Kevin L. Loughlin joined the Company in 1980 as Controller and Vice President of Finance and held this position until 1990, when he was named Executive Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Loughlin became Director of Finance, Treasurer and Secretary in April 1996. From 1973 to 1979, Mr. Loughlin was employed by W.R. Grace where he served in various accounting and financial capacities. Prior to joining W.R. Grace, Mr. Loughlin was an accounting supervisor for Dun & Bradstreet from 1971 to 1973.

          Peter A. Post joined the Company in 1979 as a Rental Equipment Yard Manager. In December 1979, Mr. Post was promoted to Regional Manager for East Texas, Louisiana and Alabama, where he served until 1988, when he was named Vice President of Operations for the Southwest Division. In January 1990, Mr. Post became Vice President, Southwest Division. Mr. Post became Vice President of Operations in August 1995, and was elected an officer of the Company with the same title in September 1996.

          James O. York joined the Company in April, 1996 as the Vice President of Sales and Marketing. Prior to joining the Company, Mr. York held similar positions during the past 17 years with Tate, Inc. and Trak International, both of which are manufacturers of construction and industrial equipment.

          Stanton P. Eigenbrodt joined the Company in February, 1997 as Corporate General Counsel and Assistant Secretary. Prior to joining the Company, Mr. Eigenbrodt was an attorney with the Dallas, Texas office of Gibson, Dunn & Crutcher LLP for the last approximately six and one half years.

          John D. Latimer joined the Company in 1979, and served as Assistant Controller of the Company from 1979 to 1989. In 1982, he was elected to the office of Assistant Secretary of the Company. In December 1989, he was named Controller and Assistant Treasurer of the Company.

          Gerald E. Lane joined the Company in 1981 as a Rental Equipment Yard Manager. In 1983, he was promoted to Regional Manager, and in October 1992 was named Vice President, Southeast Division. Mr. Lane was named Director of the Central Division in September 1995. Prior to joining the Company, Mr. Lane worked for Hertz Equipment Rental Company for 18 years.

          Michael Gordon joined the Company in 1981 as a sales representative. In 1982, he was promoted to Rental Equipment Yard Manager. In 1988, Mr. Gordon was promoted to Regional Manager for the Houston area. In 1993 he became Regional Manager for the Company's California Region. Mr. Gordon was promoted to Director of the Eastern Division in September 1995. Prior to joining the Company, Mr. Gordon was employed by JLG Industries for three years.

          Rick L. McCurry joined the Company in 1989 as Regional Manager for North Texas and Oklahoma. He remained in this position until September 1995 when he was named Director of the Western Division. Prior to joining the Company, Mr. McCurry served as General Manager at Zuni Rental in Albuquerque, New Mexico for six years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          In 1996, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made by the Company's Board of Directors.

EXECUTIVE COMPENSATION

          The following table sets forth all cash compensation earned in the previous three years by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose remuneration exceeded $100,000 (collectively, the "Named Executive Officers"). The current compensation arrangements for each of these officers are described in "Employment Arrangements".

                                                                                                          PRIME
                                                                                           LTIP         (OPTIONS)      ALL OTHER
   NAME AND PRINCIPAL POSITION                YEAR         SALARY         BONUS(1)       PAYOUTS(2)       (#)(3)     COMPENSATION(4)
--------------------------------------        ----        --------        --------        -------        -------        ------
   Thomas E. Bennett .................        1996        $240,000        $408,000           --          154,275        $4,750
   Chief Executive Officer ...........        1995         225,000         330,000           --           58,352         4,620
                                              1994         172,500          95,757        $74,000           --           4,620

   Brian Fontana .....................        1996         120,000         144,000           --           62,218          --
   Executive Vice President
   and
   Chief Financial Officer (5)

   Kevin L. Loughlin .................        1996         150,000         180,000           --           25,410         4,750
   Director of Finance, ..............        1995         140,000         160,000           --           19,438         4,620
   Treasurer and Secretary ...........        1994         135,600          63,544         47,017           --           4,620

   Peter A. Post .....................        1996         150,000         180,000           --           19,965         4,750
   Vice President of .................        1995         130,625         140,000           --           16,861         4,620
   Operations ........................        1994         110,500          41,387         38,040           --           4,620

   James O. York .....................        1996          89,022         112,500           --           32,924          --
   Vice President of Sales
   and Marketing (5)

-----------

(1)       Earned in year shown but paid in subsequent year.

(2) Amounts paid upon termination of the phantom stock plan of Artemis, S.A., the owner of the Company prior to its purchase in 1994 by Investcorp and a group of international investors (the "1994 Acquisition").

(3) Following the closing of the 1994 Acquisition, certain members of management were offered the opportunity to purchase shares of Common Stock from the original investors at a price of $3.86 per share (the price per share paid by the original participants in the 1994 Acquisition). The number of shares purchased by the Named Executive Officers offered such opportunity were as follows: Thomas E. Bennett (58,352); Kevin L. Loughlin (19,438); Peter A. Post (16,861). Upon
          starting with the Company in April 1996, Messrs. Fontana and York were offered the opportunity to purchase shares of Common Stock from the original investors at the same price of $3.86 per share. Messrs. Fontana and York purchased 25,918 shares and 12,959 shares, respectively.

(4) Amounts paid pursuant to the Company's defined contribution 401(k) plan matching program.

(5) Mr. Fontana and Mr. York started on April 1, 1996, and the information presented herein is for the 9 month period from April 1, 1996 to December 31, 1996. Mr. Fontana and Mr. York had base annual salary rates for 1996 of $160,000 and $125,000, respectively. The bonus payments for Mr. Fontana and Mr. York were determined by prorating the bonus that would have been earned had Messrs. Fontana and York worked all of 1996 based on the actual number of days worked in 1996.

          The following table provides information with respect to stock options granted during the fiscal year ended December 31, 1996 to the Named Executive
Officers:

                                                                                                         POTENTIAL
                                  INDIVIDUAL GRANTS                                                      REALIZABLE
                                                       PERCENT                                            VALUE AT
                                                       OF TOTAL                                           ASSUMED
                                                       OPTIONS                                             ANNUAL
                                                       GRANTED                                             RATES
                                      NUMBER OF           TO                                              OF STOCK
                                      SECURITIES      EMPLOYEES                                             PRICE
                                      UNDERLYING          IN         EXERCISE OF                        APPRECIATION
                                       OPTIONS          FISCAL       BASE PRICE       EXPIRATION         FOR OPTION
  NAME                                 GRANTED           YEAR         PER SHARE          DATE           TERM (e)5%(c)         10%(d)
-------------------------------        -------           -----         ------        -------------        ---------        ---------
     Thomas E. Bennett ........        154,275(a)         40.0%        $23.50        Nov. 30, 2006       $2,280,185       $5,777,599
     Brian Fontana ............         25,918(b)          6.7           3.86          May 1, 2006           62,981          159,396
                                        36,300(a)          9.4          23.50        Nov. 30, 2006          536,514        1,359,435
     Kevin L. Loughlin ........         25,410(a)          6.6          23.50        Nov. 30, 2006          375,560          951,605
     Peter A. Post ............         19,965(a)          5.2          23.50        Nov. 30, 2006          295,083          747,689
     James O. York ............         12,959(b)          3.4           3.86          May 1, 2006           31,490           79,698
                                        19,965(a)          5.2          23.50        Nov. 30, 2006          295,083          797,689

-----------
(a) The options are for shares of Common Stock and were granted on October 31, 1996. The options vest at 20% per year over five years. To the extent not earlier vested or terminated, all options will vest on the tenth anniversary of the date of grant and will expire 30 days thereafter if not exercised. All options will also vest upon certain changes in control. The options contain a reload feature which provides that to the extent a Named Executive Officer exercises an option using previously owned shares of Common Stock to pay the exercise price, such Named Executive Officer shall receive options for a number of shares of Common Stock equal to such number of previously owned shares.

(b) The options are for shares of Common Stock and were granted on April 1, 1996. 20% of the options vested on December 31, 1996. The remaining options will vest 20% at December 31, 1997, and 30% on each of December 31, 1998 and 1999. To the extent not earlier vested or terminated, all options will vest on the tenth anniversary of the date of grant and will expire 30 days thereafter if not exercised. All options will also vest upon certain changes in control.

(c) Represents an assumed market price per share of $6.29 on May 1, 2006, and $38.28 on November 30, 2006.

(d) Represents an assumed market price per share of $10.01 on May 1, 2006, and $60.95 on November 30, 2006.

(e) The dollar amounts under columns headed 5% and 10% represent the hypothetical gain or "option spread" that would exist for the options based on the required assumed 5% and 10% annual compounded rates of share price appreciation over the full option term.

          The following table contains certain information regarding options to purchase shares of Common Stock held as of December 31, 1996 by each of the Named Executive Officers. None of such Named Executive Officers exercised any options during fiscal 1996.

                         NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                        UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                      HOLDINGS OPTIONS AT FY-END          AT FY-END (a)
NAME                   EXERCISABLE/UNEXERCISABLE   EXERCISABLE / UNEXERCISABLE

Thomas E. Bennett          23,340 / 189,287            $551,758 / 1,444,784
Brian Fontana               5,183 / 57,035             $122,526 / 635,375
Kevin L. Loughlin           7,775 / 37,073             $183,801 / 377,353
Peter A. Post               6,744 / 30,082             $159,428 / 319,026
James O. York               2,591 / 30,333              $61,251 / 324,960
-----------

(a) All of the options for each Named Executive Officer are in-the-money as of December 31, 1996.

EMPLOYEE BENEFIT PLANS

          The Company has a noncontributory defined benefit pension plan (the "Plan") covering substantially all of its employees. The following table sets forth the estimated annual benefits payable upon retirement under the Plan based on retirement at age 65 and 1996 covered compensation of $25,920:

                                                                                           YEARS OF SERVICE
REMUNERATION                                     ----------------------------------------------------------------------------------
(I.E. FINAL EARNINGS)                                   15               20                25                30                 35
--------------------                             --------------    --------------    ---------------   --------------       -------
$125,000 .................................           $24,595           $32,794           $40,992           $49,191           $57,389
$150,000 and above .......................            29,945            39,794            49,742            59,691            69,639

          For each of the individuals listed above, the Plan covers total compensation as listed in the Summary Compensation Table, but limited to $150,000 as required by the Employee Retirement Income Security Act of 1974. Messrs. Bennett, Loughlin and Post have credited service as of December 31, 1996 of 7.3 years, and Messrs. Fontana and York have credited service as of December 31, 1996 of .8 years. Benefits under the Plan are based on (i) final earnings (the highest five consecutive years' earnings out of the last ten years before retirement date or average earnings received in the last five full years before early retirement or termination of employment), (ii) covered compensation (the average of the Social Security Taxable Wage Bases for the 35-year period ending at Social Security Retirement Age) and (iii) years of credited service. Benefits under the Plan are determined by a formula which multiplies (x) the sum of 1% of final earnings up to covered compensation and 1.4% of final earnings in excess of covered compensation by (y) the years of credited service up to 35 years. There is no reduction for early retirement at age 62. The Company's policy is to fund all current and prior service costs. Plan assets are invested in various segregated accounts with an insurance company. Benefits under the Plan are not subject to any offset.

          The Company also sponsors a defined contribution 401(k) plan that covers substantially all employees. The Company matches 50 percent of employee contributions limited to a maximum equal to three percent of eligible employee compensation. Company contributions to the plan were approximately $588,000, $633,000 and $832,000 in 1994, 1995 and 1996, respectively.

EMPLOYMENT ARRANGEMENTS

          The Company has entered into employment agreements with Thomas E. Bennett, Brian Fontana, Kevin L. Loughlin, Peter A. Post, and James O. York. Mr. Bennett's agreement, effective as of December 2, 1994, provides that he shall serve as President and Chief Executive Officer. Upon the expiration of the initial seven year term, Mr. Bennett's agreement shall automatically be extended for an additional term of one year, unless either party has notified the other party of its election to terminate the agreement, not later than 90 days prior to the scheduled expiration date. During the term of employment, the agreement provides for an annual base salary of $225,000 subject to annual review by the Board provided that the level of base salary shall not be subject to reduction. Mr. Bennett's current annual base salary is $260,000. Mr. Bennett is entitled to participate in the management cash incentive bonus program, and in all fringe benefit programs maintained by the Company. Mr. Bennett's employment agreement also provides that in the event that the Company terminates his employment or elects to not renew the agreement other than for cause, Mr. Bennett will receive monthly one-twelfth of his annual base salary at the time of such termination for the period ending on the earlier of the expiration date of the employment agreement or the first anniversary of the date of termination. If Mr. Bennett's employment is terminated by death, the Company shall pay to Mr. Bennett's estate or legal representative a lump sum payment equal to 25% of Mr. Bennett's annual base salary in effect at such time. If Mr. Bennett's employment is terminated based upon a permanent disability, Prime shall pay to Mr. Bennett a lump sum of 50% of Mr. Bennett's annual base salary in effect at such time.

          Mr. Fontana, Mr. Loughlin, Mr. Post and Mr. York's employment agreements are substantially identical to Mr. Bennett's except that the annual base salaries differ, and the initial terms expire on December 2, 1999 (Mr. Bennett's expires on December 2, 2001). The initial annual base salaries for Messrs. Fontana, Loughlin, Post and York were $160,000, $140,000, $125,000 and $125,000, respectively. The current annual base salaries for Messrs. Fontana, Loughlin, Post and York are $160,000, $150,000, $160,000, and $140,000,
respectively.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Company's executive compensation program is designed to help the Company attract, motivate and retain the key executives of the Company. Compensation for the Company's executive officers, including Mr. Bennett, the Company's Chairman, President and Chief Executive Officer, has been determined since December 2, 1994, according to the terms and conditions of each officer's employment agreement with the Company. Compensation under the employment agreements consists of a base salary, and a bonus consisting of a percentage of base salary, within a range based on Company and individual performance. The range increases based on the spread between actual and targeted earnings. For 1996, at least 90% of the earnings target had to be met for any bonus to be paid. The earnings target for 1996, which was exceeded by 16.5%, is set forth in each executive officer's employment agreement. The actual amount paid within the range for 1996 was determined by the Board of Directors based on such officer's performance during the year. With the exception of Mr. Bennett, who has a higher potential bonus, the potential bonus ranges for the Named Executive Officers are identical.

          The Board of Directors does not use a specific formula for weighing individual performance. Instead, individuals are assessed based on the extent to which the individual contributed to the Company's business success in his or her area of responsibility.

          In addition to base salary and bonus, the Company also incentivizes its Named Executive Officers through grants of options to purchase Common Stock under its Management Incentive Stock Plan and its 1996 Management Incentive Stock Plan (the "Stock Plans"). The material terms of recent option grants for each Named Executive Officer are set forth in the option grant table above. The amount of options granted to each officer vary each year and are based upon what the Compensation Committee and the Board of Directors believes is appropriate taking into account the executive's total compensation package, the amount of stock options previously awarded, and the number of options issued to employees of the Company as a whole, as well as the Compensation Committee's and the Board of Directors' desire to encourage equity ownership by the Company's executives to provide an appropriate link to the interests of the shareholders.

          In connection with the Company's initial public offering, the Board of Directors engaged a consultant to review the compensation packages of the executive officers, and to make recommendations for the compensation program going forward. As a result of such consultations, which included a comparison of the compensation of the Company's executive officers with the compensation generally received in the Company's industry, the Board of Directors and each executive officer amended the employment arrangements to revise the bonus program to a level the Board of Directors feels is more comparable to that of public companies of comparable size. Consequently, target bonuses for 1997 and following years are expected to be less than in 1996 and 1995. The new bonus ranges for the executive officers are identical, except for Mr. Bennett, who has a higher potential bonus. Payment of bonuses for 1997 and following years is contingent on attaining at least 90% of net income and earnings targets set by the Board of Directors each year, with bonuses being paid in a range as a percentage of base salary, depending on Company and individual performance. As with the prior arrangement, the Board does not anticipate using a specific formula for weighing individual performance, but rather will assess each executive officer based on the extent to which such officer contributed to the Company in his or her area of responsibility.

          The Board of Directors believes that the compensation program for the Named Executive Officers of the Company serves the best interests of the Company's shareholders.

                                                       The Board of Directors

                                                       Thomas E. Bennett
                                                       Jon P. Hedley
                                                       Robert M. Howe
                                                       Christopher J. O'Brien
                                                       Charles J. Philippin
                                                       Christopher J. Stadler

PERFORMANCE GRAPH

          Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and the Russell 2000 Index for the period of two months commencing November 1, 1996, and ending on December 31, 1996. The Company included the Russell 2000 Index because it contains publicly traded issuers with total market capitalization of between approximately $160,000,000 and $1,000,000,000, which is similar to the Company's total market capitalization. The Company does not believe it can reasonably identify a peer group, given the small number of publicly-traded peer issuers. The Company has not paid any dividends during the measurement period, and consequently the cumulative total shareholders' return does not include reinvestment of dividends. The graph assumes that $100 was invested on November 1, 1996 (the date that the Company's stock was first traded publicly on the New York Stock Exchange).

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                            Prime Service,       S&P 500       Russell 2000
                                 Inc.             Index            Index
11/1/96 ..........           $   100.00        $   100.00        $   100.00
11/29/96 .........           $   112.24        $   107.56        $   104.22
12/31/96 .........           $   112.24        $   105.20        $   106.72

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 4, 1997, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each director and executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors as a group.

                                      NUMBER
NAME OF BENEFICIAL OWNER             OF SHARES    PERCENT

Investcorp (1)                      7,463,132     26.7 %
SIPCO Limited (2)                   7,463,132     26.7 %
Equipment Investments               1,756,887      6.3
Limited (3)
Thomas E. Bennett (4)                  86,592        *
Brian Fontana (4)                      35,101        *
Kevin L. Loughlin (4)                  29,714        *
Peter A. Post (4)                      25,575        *
James O. York (4)                      16,770        *
Jon P. Hedley                          38,107        *
Christopher J. O'Brien                 22,222        *
Charles J. Philippin                   39,958        *
Christopher J. Stadler                 13,500        *
Robert M. Howe                         3,170         *
All directors and executive          327,217       1.2
     officers as a group (12
     people) (4)
-----------
*Less than 1%.

(1) Beneficial ownership is as of December 31, 1996, based on a Schedule 13G filed with the Company. Investcorp does not own any shares of the Common Stock. The number of shares shown as owned by Investcorp includes all of the shares owned by Arlington Limited, Ballet Limited, Chase Nominees (Guernsey) Limited, Denary Limited, Equipment Rental Limited, Equity PEA Limited, Equity PEB Limited, Equity PEC Limited, Equity PED Limited, Freeport Limited, Gleam Limited, Highlands Limited, Investcorp Investment Equity Limited, LaPorte Limited, Noble Limited, Outrigger Limited, Plano Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited. Other than Equipment Rental Limited and Investcorp Investment Equity Limited, which are indirect wholly owned subsidiaries of Investcorp, Investcorp owns no stock in such entities. Investcorp may be deemed to share beneficial ownership of the shares of Common Stock held by such entities because such entities or their shareholders or principals have entered into revocable management agreements with a wholly owned subsidiary of Investcorp pursuant to which each such entity has granted such subsidiary the authority to direct the voting and disposition of the stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation, with its registered address at 37 rue Notre-Dame, Luxembourg.

(2) Beneficial ownership is as of December 31, 1996, based on a Schedule 13G filed with the Company. SIPCO Limited ("SIPCO") does not directly own any Common Stock. The number of shares shown as owned by SIPCO consists of the shares Investcorp is deemed to beneficially own. SIPCO may be deemed to control Investcorp through its ownership of a majority of the stock of a company which indirectly owns a majority of Investcorp's outstanding stock. SIPCO is a Cayman Islands corporation with its address at P. O. Box 1111, West Wind Building, George Town, Grand Cayman, British West Indies.

(3) Beneficial ownership is as of December 31, 1996, based on a Schedule 13G filed with the Company. Equipment Investments Limited is a Cayman Islands corporation with its address at P. O. Box 1111, West Wind Building, Georgetown, Grand Cayman, British West Indies.

(4) Includes for each individual the following shares of Common Stock, purchasable within 60 days of April 4, 1997, upon exercise of Stock Options held by such individual, and for the directors and executive officers as a group includes the aggregate of such shares: Thomas E. Bennett (23,340 Shares), Brian Fontana (5,183 Shares), Kevin L. Loughlin (7,775 Shares), Peter A. Post (6,744 Shares), and James O. York (2,591 Shares).

CERTAIN TRANSACTIONS

          In connection with the 1994 Acquisition, Prime paid Investcorp International, Inc. ("III") fees of $2.7 million for arranging Prime's credit facility. Prime also entered into an agreement for management advisory, strategic planning and consulting services (the "Management Agreement") with III pursuant to which Prime agreed to pay III $1.5 million per year for a five year term. Prime prepaid III $4.5 million for the first three years of the term and agreed to make quarterly payments during the fourth and fifth years. In connection with the 1994 Acquisition, Prime also entered into an agreement with Investcorp Bank E.C. ("EC") for a term of five years pursuant to which Prime paid EC approximately $7.6 million in exchange for EC's assistance in arranging financing for the 1994 Acquisition and for EC's covenant not to arrange or facilitate the acquisition of a competitor of Prime without Prime's consent. These two agreements were terminated in October 1996 in connection with the Company's initial public offering.

          In connection with the Company's purchase of the stock of Vibroplant U.S., Inc. (which did business as American Hi-Lift), Equipment Rental Limited, Arlington Limited, Freeport Limited, LaPorte Limited and Plano Limited made a capital infusion of $10.0 million into the Company which, in turn, paid $1.0 million to III on February 26, 1996 for financial advisory services related to the purchase of American Hi-Lift. This capital contribution, plus borrowing from Prime's credit facility, provided funds for the completion of the American Hi-Lift purchase.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         The Company became subject to Section 16(a) on October 31, 1996, the effective date of the Company's Registration Statement on Form S-1 for its initial public offering. Initial statements of ownership on Form 3 were filed for the following persons on November 12, 1996: Thomas E. Bennett, Brian Fontana, Jon P. Hedley, Robert M. Howe, Investcorp, S.A., John D. Latimer, Kevin
L. Loughlin, Christopher J. O'Brien, Charles J. Philippin, Peter A. Post, Sipco, Ltd., Christopher J. Stadler, and James O. York. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written reports than no other reports were required, except as set forth herein all Section 16(a) filing requirements applicable to the Company's officers, directors, and greater than ten-percent beneficial owners were complied with during the year ended December 31, 1996.

                                  PROPOSAL TWO
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          Coopers & Lybrand, L.L.P. has been appointed by the Board of Directors as independent auditors of the Company and its subsidiaries for the fiscal year ending December 31, 1997. This appointment is being presented to the shareholders for ratification. Coopers & Lybrand, L.L.P. has served the Company as independent auditors since December 1994. Although the Company is not required to obtain shareholder ratification of the appointment of the independent auditors for the Company for the fiscal year ended December 31, 1997, the Company has elected to do so. The affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting is required for ratification of the appointment of the independent auditors of the Company.

          Representatives of Coopers & Lybrand, L.L.P. will be present at the Annual Meeting. While they do not plan to make a statement at the meeting, such representatives will be available to respond to appropriate questions from shareholders and will be free to make a statement if they so desire.

          In the event that the shareholders do not ratify the appointment of Coopers & Lybrand, L.L.P. as the independent auditors of the Company, the Board of Directors will consider the retention of other independent auditors.

          THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED COOPERS & LYBRAND, L.L.P. AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 AND RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND, L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR SUCH FISCAL YEAR.

SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

          Proposals of shareholders of the Company which are intended to be included in the Company's Proxy Statement and proxy relating to the 1998 Annual Meeting of the Company must be received at the Company's principal executive offices no later than December 16, 1997. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

OTHER BUSINESS

          The Board of Directors of the Company does not know of any other matters which are to be presented for action at the meeting. However, if any other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the recommendation of the Board of Directors.

                                             By Order of the Board of Directors,

                                             /s/KEVIN L. LOUGHLIN
                                             Kevin L. Loughlin
                                             Director of Finance,
                                             Treasurer and Secretary

Houston, Texas
April 18, 1997

PROXY CARD                                                            PROXY CARD
                              PRIME SERVICE, INC.
    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                 OF THE SHAREHOLDERS TO BE HELD ON MAY 16, 1997

          The undersigned hereby (i) acknowledges receipt of the Notice dated April 18, 1997 of Annual Meeting (the "Annual Meeting") of Shareholders of Prime Service, Inc., a Delaware corporation (the "Company"), to be held on Friday, May 16, 1997, at 10:00 a.m. local time, at the Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas 77079, and the Proxy Statement in connection therewith; and (ii) appoints Brian Fontana and Kevin L. Loughlin, or in the event of their inability or unwillingness to serve, such other individuals as the Board of Directors of the Company may designate, as Proxyholders, each with full power of substitution and resubstitution, and hereby authorizes any Proxyholder to represent and vote, as designated on the reverse side, all of the shares of Common Stock, par value $0.01 per share, of the Company, that the undersigned held on April 4, 1997, at the Annual Meeting, which includes any continuation of such meeting pursuant to any adjournment of it to another time.

          A PROXYHOLDER WILL VOTE THE UNDERSIGNED'S SHARES OF COMMON STOCK IN THE MANNER DIRECTED ON THIS PROXY CARD. IF THE UNDERSIGNED DOES NOT GIVE DIRECTIONS ON THIS PROXY CARD WITH RESPECT TO PROPOSAL 1 AND PROPOSAL 2, A PROXYHOLDER WILL VOTE SUCH SHARES OF COMMON STOCK FOR PROPOSAL 1 AND PROPOSAL 2.

                     (PLEASE SIGN AND DATE ON REVERSE SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

                                                             Please mark
                                                             your votes
                                                             as indicated
                                                             in this
                                                             example     [X]

1. PROPOSAL TO ELECT THE FOLLOWING DIRECTORS:

FOR all          WITHHOLD       TO WITHHOLD AUTHORITY TO VOTE FOR A
nominees         AUTHORITY      PARTICULAR DIRECTOR, DRAW A LINE THROUGH
listed to        to vote        SUCH DIRECTOR'S NAME:
the right        for all
(except as       nominees       Thomas E. Bennett; Jon P. Hedley;
marked to        listed to      Robert M. Howe; Charles J. Philippin;
the contrary)    the right      Christopher J. O'Brien; Christopher J. Stadler

   [ ]              [ ]


2. PROPOSAL TO RATIFY THE APPOINTMENT OF
COOPERS & LYBRAND, L.L.P. AS THE
COMPANY'S INDEPENDENT AUDITORS:

FOR       AGAINST     ABSTAIN
[ ]         [ ]         [ ]


PLEASE CHECK THIS BOX IF YOU ARE
PLANNING ON ATTENDING THE ANNUAL MEETING   [ ]


3. Any Proxyholder is authorized to vote upon such other matters (including procedural matters and matters relating to the conduct of the meeting) as may properly come before the Annual Meeting in accordance with such Proxyholder's best judgment.

Please sign and date below. When shares
of Common Stock are held by joint
tenants, both joint tenants should sign.
When signing as administrator,
attorney-in-fact, executor, fiduciary,
guardian, officer, trustee, or other
person acting in a representative
capacity, please give your full title.
If a corporation, an authorized officer
should sign in the name of the
corporation. If a partnership, a general partner should sign in the name of the partnership.


________________________________________
               Signature

________________________________________
         Signature if held jointly

Dated:____________________________, 1997


PLEASE MARK, SIGN, DATE, AND RETURN THE
PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE. PLEASE DO NOT FOLD THIS PROXY
CARD.